





                                       COMPUTATION OF EARNINGS PER SHARE
                                     (In thousands, except per share data)


                                                          Three Months Ended,         Six Months Ended,
                                                                     June 30                   June 30

                                                             1994        1993         1994         1993

     PRIMARY

     Net income (loss) applicable to common stock      $      603   $   5,873   $  (13,815)  $   12,046

     Average number of common shares outstanding           18,141      18,198       18,125       18,187

     Add:
       Assumed exercise of stock options                       50         274          -0-          296
     Common and common equivalent shares outstanding       18,191      18,472       18,125       18,483

     Net income (loss) per share assuming
      exercise of common stock equivalents             $     0.03   $    0.32   $    (0.76)  $     0.65

     FULLY DILUTED

     Net income (loss) applicable to common stock      $      603   $   6,649   $  (13,815)  $   12,839

     Average number of common shares outstanding           18,141      18,130       18,125       18,089

     Add:
      Assumed exercise of stock options                        50         218          -0-          268
      Assumed convertion of convertible bonds                 -0-       3,394          -0-        1,795
     Common and common equivalent shares outstanding
      assuming full dilution                               18,191      21,742       18,125       20,152
     Net income (loss) per share assuming
      full dilution                                    $     0.03   $    0.31   $    (0.76)  $     0.64
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